Exhibit 99.1

For Immediate Release

Contact:
China Yida Holding	CCG Investor Relations
Jocelyn Chen	Crocker Coulson, President
Phone: +86 591 28082230	Phone: + (1) 646-213-1915
Email: ir@yidacn.net	Email: Crocker.Coulson@ccgir.com

China Yida Elects Board Members
 at its Annual Shareholders’ Meeting

FUZHOU, China — July 13, 2012 — China Yida Holding Company (Nasdaq: CNYD) (“China Yida” or the “Company”), a diversified tourism and entertainment enterprise in China, today announced that it held its 2012 Annual Meeting of Stockholders (the “Annual Meeting”) on July 8, 2012.

At the Annual Meeting, the Company’s stockholders were asked to vote on a proposal to re-elect five directors to serve as members of the Board of Directors until the 2013 Annual Meeting of Stockholders or until their successors are duly elected.  The stockholders elected Mr. Minhua Chen, Ms. Yanling Fan, Mr. Michael Marks, Mr. Chunyu Yin and Mr. Fucai Huang as members of the Board of Directors of the Company by a plurality of the votes cast.

Also ratified was the proposal for the appointment of KCCW Accountancy Corp. as the Company’s independent registered accounting firm for the fiscal year ending on December 31, 2012.

About China Yida

China Yida is a leading tourism and media enterprise focused on China’s fast-growing leisure industry and headquartered in Fuzhou City, Fujian province of China.  The Company provides tourism management services and specializes in the development, management and operation of natural, cultural and historic scenic sites.

China Yida currently operates the Great Golden Lake tourist destination (Global Geopark), Hua’An Tulou tourist destination (World Culture Heritage) and China Yunding Park (National Park).  China Yida is also developing three additional tourism projects, Ming Dynasty Entertainment World, China Yang-sheng (Nourishing Life) Tourism Project and the City of Caves.

The Company’s media business provides operations management services including content and advertising management for the Fujian Education Television Station (“FETV”), and “Journey through China on the Train”, an advertisement-embedded travel program.

For further information, please contact the Company directly, or visit its Web site at http://www.yidacn.net.

Forward-Looking Statements

Certain statements in this press release that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by the use of words such as “anticipate, “believe,” “expect,” “future,” “may,” “will,” “would,” “should,” “plan,” “projected,” “intend,” and similar expressions. Such forward-looking statements, involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of China Yida Holding Co., Inc. (the “Company”) to be materially different from those expressed or implied by such forward-looking statements. The Company’s future operating results are dependent upon many factors, including but not limited to: (i) the Company’s ability to obtain sufficient capital or a strategic business arrangement; (ii) the Company’s ability to build and maintain the management and human resources and infrastructure necessary to support the anticipated growth of its business; (iii) competitive factors and developments beyond the Company’s control; and (iv) other risk factors discussed in the Company’s periodic filings with the Securities and Exchange Commission, which are available for review at www.sec.gov.

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